Exhibit 99.4

Avatar Offers ASP Hosted Environment for Petroware 2000(TM)

DALLAS,  Aug. 18  /PRNewswire-FirstCall/  -- Avatar Systems,  Inc. (OTC Bulletin
Board: AVSY), the petroleum industry's leading provider of integrated software solutions, continues to successfully add new customers to its new Petroware 2000(TM) ASP (application service provider) hosted environment. Avatar has signed 4 customers in 4 months, since instigating the subscription service in April 2004.

"Avatar has been in the ASP business for years, providing a network hosting environment for 50 large users of the Avatar400(TM) IBM AS400 product," said Chuck Shreve, President of Avatar Systems. "Given the direction of technology and the move toward ASPs, it just made sense to extend this service to users of our popular Petroware 2000 solution."

The ASP network infrastructure is maintained at Avatar headquarters in Dallas, Texas, where a Dual Pentium Dell Power Edge server is dedicated to each Petroware 2000 ASP customer. The system offers full processing capabilities, to include running reports and entering transactions. In addition to power and storage redundancy, the sophisticated network environment is supported by the most robust backup equipment available on the market, providing high capacity, high-speed data backup.

"By offering Petroware 2000 in an ASP environment, Avatar is giving lower and middle market customers the opportunity to take advantage of software they couldn't otherwise afford to license," said Shreve. "An annual subscription gives oil and gas companies high-speed Internet access to process data and top quality network and server infrastructures on which to run it. They don't need to purchase a server or perform backup. All customers need to access our network is an Internet connection from anywhere in the world."

In spite of the fact that Avatar has conducted no marketing to date, interest in the Petroware 2000 ASP program is strong. Avatar plans to initiate a marketing effort in the third quarter of this year. "We expect to see a surge in this sector of business as all applications move toward Internet delivery in the future," said Shreve. "Like our maintenance agreement, the Petroware 2000 ASP program is a recurring revenue model, which we anticipate will produce a major revenue stream in 3 to 5 years. To generate additional revenue, Avatar will consider leveraging the network structure by hosting third party applications, including those outside the oil and gas industry."

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware(TM) products, approximately 50 customers utilizing the Company's Avatar400(TM) IBM AS400 product, and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000(TM), which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"(TM) product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward- looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.